EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements (No. 333-56423, No. 333-74335, No. 333-75525, No. 333-75972 and No. 333-101150) on Form S-3, (No. 333-66959 and No. 333-74063) on Form S-4 and (No. 333-27553, No. 333-49121, No. 333-49145, No. 333-67721, No. 333-74331, No. 333-78947, No. 333-90268 and No. 333-90948) on Form S-8, of Kroll Inc. of our report dated February 13, 2003 (March 16, 2003 as to Note 2, June 18, 2003 as to Notes 1 and 5(a) and September 17, 2003 as to Note 21), relating to the consolidated financial statements of Kroll Inc. as of December 31, 2002 and 2001 and for each of the years then ended (which report expresses an unqualified opinion and includes explanatory paragraphs relating to i) Kroll Inc.’s change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, ii) Kroll Inc.’s reclassification of extraordinary items that do not meet the criteria of APB No. 30 to conform to statement of Financial Accounting Standards No. 145, iii) the application of procedures relating to certain disclosures of financial statement amounts related to the 2000 consolidated financial statements that were audited by other auditors who ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and iv) the presentation of Kroll’s video surveillance subsidiary, InPhoto Surveillance, Inc., as a discontinued operation at December 31, 2002 and 2001 and for each of the years then ended as described in Notes 1 and 5(a) of the Notes to the consolidated financial statements) appearing in the Current Report on Form 8-K of Kroll Inc. dated September 19, 2003.

/s/ Deloitte & Touche LLP

New York, New York

September 18, 2003

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